Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Riley Exploration Permian, Inc. for the year ended September 30, 2021, of our report dated November 11, 2021, with respect to estimates of reserves and future net revenue of Riley Exploration Permian, Inc., as of September 30, 2021, and to all references to our firm included in this Annual Report. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
December 14, 2021